Exhibit 3.1

Text of Amendments to Organizational Regulations

4.1	The Company shall have the following functions and committees:

-	the board of directors (the “Board of Directors”);

-	the chairman of the Board of Directors (the “Chairman of the Board of Directors”);

-	the vice-chairman of the Board of Directors (“Vice-Chairman”)

-	the board committees established from time to time pursuant to these Organizational Regulations (the “Board Committees”);

-	the chief executive officer ( the “Chief Executive Officer”);

-	the executive management of the Company (the “Executive Management”);

-	the president (the “President”);

-	one or more vice-presidents (“Vice-Presidents”);
-	~~the executive management of the Company (the “Executive Management”);~~

-	a secretary (the “Secretary”); and
-	one or more assistant secretaries (the “Assistant Secretary”).

11.1	To the extent permitted by applicable law and stock exchange rules, the Board of Directors herewith delegates, in the sense of Article 716b CO, the management of the Company to ~~the Chief Executive Officer and~~ the Company's Executive Management, as further set out in Part VII and Part IX of these Organizational Regulations.

21.1	The Chief Executive Officer shall have the general control and management of the business and affairs of the Company and direct the Company's Executive Management pursuant to Section 23.1 of these Organizational Regulations, subject to the direction and control of the Board of Directors. Under ~~T~~ the direction of the Chief Executive Officer, the Executive Management shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall exercise or perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board of Directors or any Board Committee empowered to authorize the same. The Chief Executive Officer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors or any Board Committee empowered to authorize the same.

Part VIII	[INTENTIONALLY OMITTED] ~~PRESIDENT~~
~~22~~	~~Powers and Duties~~

~~22.1~~	~~The President shall exercise or perform such powers and duties as may from time to time be assigned to the President by the Chief Executive Officer or the Board of Directors. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Chief Executive Officer, Board of Directors or any Board Committee empowered to authorize the same.~~

Part IX	EXECUTIVE MANAGEMENT, OTHER OFFICERS

23	Composition of the Executive Management | Powers and Duties

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23.1	The Executive Management shall include the Chief Executive Officer and such other officers expressly designated by the Board of Directors to be members of the Executive Management. Under the direction of the Chief Executive Officer, the Executive Management shall have the primary responsibility to make significant operational decisions to implement the Company’s strategic objectives. The Chief Executive Officer shall define the organization of the Executive Management, and manage and supervise the other members of Executive Management. The Chief Executive Officer may delegate specific tasks and responsibilities to the other members of Executive Management.

23.2	The President shall exercise or perform such powers and duties as may from time to time be assigned to the President by the Board of Directors or the Chief Executive Officer. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Chief Executive Officer, Board of Directors or any Board Committee empowered to authorize the same.

 ~~24~~	~~Support for Chief Executive Officer~~ [Intentionally Omitted]

~~24.1~~	~~The Executive Management supports the Chief Executive Officer in the discharge of his powers and duties. It has consultative and coordinating functions.~~

29.1	These Organizational Regulations, and any amendment thereto, shall become effective upon approval by the Board of Directors.

Approved by the Board of Directors in ~~Zurich~~ Grand Cayman, Cayman Islands, on 14 February 2014. ~~27 June 2010.~~

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